As filed with the Securities and Exchange Commission on January 24, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCEL ENTERTAINMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1350261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

140 Tower Drive

Burr Ridge, Illinois 60527

(630) 972 -2235

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Accel Entertainment, Inc. 2011 Equity Incentive Plan

Accel Entertainment, Inc. 2016 Equity Incentive Plan

Accel Entertainment, Inc. Long Term Incentive Plan

(Full title of the plans)

Derek Harmer

Secretary

140 Tower Drive

Burr Ridge, Illinois 60527

(630) 972 -2235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Nicolas H.R. Dumont, Esq.

Fenwick & West LLP

902 Broadway, Suite 14

New York, NY 10010

(212) 430-2600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A-1 Common Stock, par value $0.0001 per share	6,000,000(2)	$11.94(3)	$71,640,000.00(3)	$9,298.87
Class A-1 Common Stock, par value $0.0001 per share	407,363(4)	$2.09(5)	$851,388.67(5)	$110.51
Class A-1 Common Stock, par value $0.0001 per share	821,036(6)	$3.32(7)	$2,725,839.52(7)	$353.81
TOTAL	7,228,399		$75,217,228.19	$9,763.19

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents shares of Class A-1 Common Stock, par value $0.0001 per share of Accel Entertainment, Inc. (the “Class A-1 Common Stock”) reserved for issuance under the Accel Entertainment, Inc. Long Term Incentive Plan (the “LTIP”).

(3)

The proposed maximum aggregate offering price of the Class A-1 Common Stock was calculated based upon the market value for shares of the Class A-1 Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported by The New York Stock Exchange on January 17, 2020.

(4)

Represents shares of Class A-1 Common Stock that remained reserved for issuance upon the exercise of options previously granted under the Accel Entertainment, Inc. 2011 Equity Incentive Plan (the “2011 Plan”).

(5)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2011 Plan granted by the Registrant as of the date of this Registration Statement.

(6)

Represents shares of Class A-1 Common Stock that remained reserved for issuance upon the exercise of options previously granted under the Accel Entertainment, Inc. 2016 Equity Incentive Plan (the “2016 Plan”).

(7)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2016 Plan granted by the Registrant as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on February 13, 2019 (as amended by the Registrant’s Form 10-K/A filed with the Commission on August 26, 2019);

(b)

the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, filed with the Commission on May  8, 2019; June 30, 2019, filed with the Commission on August  2, 2019; and September 30, 2019, filed with the Commission on November 1, 2019;

(c)	the Definitive Proxy Statement/Prospectus filed with the SEC on October 30, 2019;

(d)

the Registrant’s Current Reports on Form 8-K filed with the Commission on May 24, 2019, June  13, 2019, July 24, 2019, August  19, 2019, September 3, 2019, September 4, 2019, September 4, 2019, September  9, 2019, September 20, 2019, October 15, 2019, November 7, 2019, November  14, 2019, November 15, 2019 and November 26, 2019; and

(e)

the description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement on Form 8-A filed on June 26, 2017 (File No. 001-38136) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of the Registrant’s directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The Registrant’s Amended and Restated Certificate of Incorporation provides that its officers and directors are indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s Amended and Restated Certificate of Incorporation provides that its directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Registrant’s Bylaws permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors. In addition, The Registrant has entered into indemnification agreements with each of its officers and directors, a form of which is incorporated by reference into this registration statement. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-38136	3.2	November 26, 2019

4.2	Amended and Restated Bylaws of the Registrant	8-K	001-38136	3.3	November 26, 2019

4.3	Accel Entertainment, Inc. Long Term Incentive Plan	8-K	001-38136	10.1	November 26, 2019

4.4	Accel Entertainment, Inc. 2011 Equity Incentive Plan					X

4.5	Accel Entertainment, Inc. 2016 Equity Incentive Plan					X

5.1	Opinion of Fenwick & West LLP					X

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TPG Pace Holdings Corp.	X

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Accel Entertainment, Inc.	X

23.4	Consent of RSM US LLP, Independent Auditor for Grand River Jackpot, LLC	X

24.1	Power of Attorney (included on the signature page to this Registration Statement)	X

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, Illinois on January 23, 2020.

ACCEL ENTERTAINMENT, INC.

By:	/s/ Andrew Rubenstein
Andrew Rubenstein
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Derek Harmer and Brian Carroll, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Andrew Rubenstein	President, Chief Executive Officer and Director (Principal Executive Officer)	January 23, 2020
Andrew Rubenstein

/s/ Brian Carroll	Chief Financial Officer (Principal Financial Officer)	January 23, 2020
Brian Carroll

/s/ Brian Sampias	Controller (Principal Accounting Officer)	January 23, 2020
Brian Sampias

/s/ Karl Peterson	Director	January 23, 2020
Karl Peterson

/s/ Kathleen Philips	Director	January 23, 2020
Kathleen Philips

/s/ David W. Ruttenberg	Director	January 23, 2020
David W. Ruttenberg

/s/ Eden Godsoe	Director	January 23, 2020
Eden Godsoe

/s/ Kenneth B. Rotman	Director	January 23, 2020
Kenneth B. Rotman

/s/ Gordon Rubenstein	Director	January 23, 2020
Gordon Rubenstein